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The Manufacturers Life Insurance
     Company of America
500 N. Woodward Avenue
Bloomfield Hills, Michigan  48304
U.S.A.


Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 10 to Registration Statement No. 33-862l on Form S-6 filed by The Manufacturers Life Insurance Company of America ("Manufacturers Life of America") and Separate Account Three of Manufacturers Life of America under the Securities Act of l933 (the "Registration Statement") with respect to Single Premium Variable Life Insurance Policies ("Policies"). The Prospectus included in the amended Registration Statement describes Policies which will be offered by Manufacturers Life of America in each State where they have been approved by appropriate State insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

        l.   The "sales load", as defined in paragraph (c)(4) of Rule
             6e-3(T) under the Investment Company Act of l940, shall not exceed 7% of the "Policy Value" or the "Gross Single Premium" as those terms are defined in the Policy.

        2. The table of illustrative face amounts that can be purchased for representative life insureds with a Gross Single Premium of $l0,000.00 shown in the Prospectus under the caption "How Is The Face Amount Determined?", based on the assumptions stated in the illustration, is consistent with the provisions of the Policies.

        3. The information contained in the Table of Death Benefit Factors in Appendix A is consistent with the provisions of the Policies.

I hereby consent to the use of this opinion as an exhibit to the amendment to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectuses.

Very truly yours




John R. Ostler
Vice President, Treasurer and Chief Actuary

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